                                                                     Exhibit 2.3

                                                                  Execution Copy

================================================================================

                             CONTRIBUTION AGREEMENT

                            dated as of May 17, 2007

                                      among

                      INVERNESS MEDICAL INNOVATIONS, INC.,

                           PROCTER & GAMBLE RHD, INC.

                                       and

                                    US CD LLC

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 FORMATION AND CONTRIBUTIONS....................................     2
   Section 1.1    Formation of the Company...............................     2
   Section 1.2    Transfer of the Contributed US CD Business.............     2
   Section 1.3    Excluded Assets........................................     3
   Section 1.4    Assumption of Liabilities..............................     5
   Section 1.5    Liabilities Not Assumed by the Company.................     6
   Section 1.6    Membership Units.......................................     8

ARTICLE 2 CLOSING........................................................     8
   Section 2.1    Closing................................................     8
   Section 2.2    Closing Deliveries.....................................     8

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF IMA.........................    10
   Section 3.1    Organization and Existence.............................    10
   Section 3.2    Power and Authority; Binding Agreement.................    10
   Section 3.3    Noncontravention.......................................    10
   Section 3.4    Compliance with Laws...................................    11
   Section 3.5    Governmental Licenses..................................    11
   Section 3.6    [Reserved].............................................    12
   Section 3.7    Absence of Changes or Events...........................    12
   Section 3.8    Undisclosed Liabilities................................    12
   Section 3.9    Assets.................................................    12
   Section 3.10   [Reserved].............................................    13
   Section 3.11   Contracts..............................................    13
   Section 3.12   Intellectual Property..................................    14
   Section 3.13   Legal Proceedings......................................    15
   Section 3.14   Tax Matters............................................    15
   Section 3.15   Insurance..............................................    16
   Section 3.16   [Reserved].............................................    16
   Section 3.17   [Reserved].............................................    16
   Section 3.18   [Reserved].............................................    16
   Section 3.19   Transactions with Affiliates...........................    16
   Section 3.20   Certain Business Practices.............................    17
   Section 3.21   Regulatory Compliance..................................    17
   Section 3.22   Product Liability Claims; Product Recalls..............    18
   Section 3.23   [Reserved].............................................    19
   Section 3.24   Purchase for Investment................................    19
   Section 3.25   Brokers' Fees..........................................    19

ARTICLE 4 COVENANTS......................................................    19
   Section 4.1    Filings................................................    19
   Section 4.2    [Reserved].............................................    19
   Section 4.3    [Reserved].............................................    19
   Section 4.4    Commercially Reasonable Efforts........................    19

   Section 4.5    Public Announcements...................................    20
   Section 4.6    Enforcement............................................    20
   Section 4.7    [Reserved].............................................    20
   Section 4.8    Transfer...............................................    20
   Section 4.9    Further Assurances.....................................    20
   Section 4.10   [Reserved].............................................    21
   Section 4.11   Expenses...............................................    21
   Section 4.12   Confidentiality........................................    21

ARTICLE 5 TAX MATTERS....................................................    22
   Section 5.1    Cooperation............................................    22
   Section 5.2    Apportioned Obligations................................    22
   Section 5.3    Transfer Taxes.........................................    23
   Section 5.4    Tax Payments...........................................    23
   Section 5.5    Transaction Treated as a Contribution..................    23

ARTICLE 6 RESERVED.......................................................    23

ARTICLE 7 INDEMNIFICATION................................................    23
   Section 7.1    Indemnification of PGUS................................    23
   Section 7.2    Indemnification of IMA.................................    24
   Section 7.3    Indemnification Claims.................................    25
   Section 7.4    Survival...............................................    26
   Section 7.5    Sole and Exclusive Remedy..............................    26

ARTICLE 8 GENERAL PROVISIONS.............................................    27
   Section 8.1    Notices................................................    27
   Section 8.2    Definitions............................................    28
   Section 8.3    Descriptive Headings; Certain Interpretations..........    34
   Section 8.4    Assignment.............................................    34
   Section 8.5    Specific Enforcement...................................    35
   Section 8.6    Entire Agreement.......................................    35
   Section 8.7    No Third-Party Beneficiaries...........................    35
   Section 8.8    Counterparts...........................................    35
   Section 8.9    Governing Law..........................................    35
   Section 8.10   Arbitration............................................    35
   Section 8.11   Severability...........................................    36
   Section 8.12   Nonassignable Contracts................................    36

                             INDEX OF DEFINED TERMS

Accounts Payable...........................................................    7
Affiliate..................................................................   28
Agreement..................................................................    1
Apportioned Obligations....................................................   23
Arbitration Request........................................................   36
Assignment and Assumption Agreement........................................    8
Assumed Liabilities........................................................    5
Benefit Plans..............................................................    5
Business Contract..........................................................   28
Business Day...............................................................   28
Business Registered Trademarks.............................................   29
Business Trademarks........................................................   14
Cardiology Field...........................................................    3
CD Business................................................................    1
Claim Notice...............................................................   25
Closing....................................................................    8
Closing Date...............................................................    8
Code.......................................................................   29
Company....................................................................    1
Confidential Information...................................................   21
Constitutive Documents.....................................................   29
Contingent Obligation......................................................   29
Contract...................................................................   29
Contributed Assets.........................................................    2
Contributed US CD Business.................................................    1
Control....................................................................   29
Diabetes Field.............................................................    3
Environmental Law..........................................................   29
Exchange Act...............................................................   11
Excluded Assets............................................................    3
Excluded Businesses........................................................    4
Excluded Contracts.........................................................    4
Excluded Fields............................................................    3
Excluded Liabilities.......................................................    6
FDA........................................................................   11
FDCA.......................................................................   17
Financial Investor.........................................................   30
First Check Diagnostics Business...........................................   30
Formation Date.............................................................    1
General Limitations........................................................   10
Governmental Entity........................................................   30
Governmental Licenses......................................................    2
Hazardous Materials........................................................   30
House Marks................................................................    4
IMA........................................................................    1
IMA Balance Sheet..........................................................   12
IMA Balance Sheet Date.....................................................   12
IMA Facilities.............................................................   30
IMA Indemnified Party......................................................   24
IMA Indemnity Threshold....................................................   24
IMA Transition Services Agreement..........................................   30
IMS........................................................................   24
Indebtedness...............................................................   30
Indemnified Party..........................................................   31
Indemnifying Party.........................................................   31
Intellectual Property......................................................   31
IP Liens...................................................................   14
Judgment...................................................................   11
Knowledge..................................................................   31
Law........................................................................   11
Legal Proceeding...........................................................    5
Lien.......................................................................   10
Limited Liability Company Agreement........................................    1
Losses.....................................................................   31
Material Adverse Effect....................................................   31
Members....................................................................   32
Membership Interest........................................................   32
Membership Unit Purchase Agreement.........................................    1
Membership Units...........................................................   32
Nonassignable Contract.....................................................   36
Option Agreement...........................................................   32
Ordinary Course of Business................................................   12
Original Agreement.........................................................    1
Percentage Interest........................................................   32
Permitted IP Liens.........................................................   32
Permitted Liens............................................................   32
Person.....................................................................   33
PGIO.......................................................................   32
PGUS.......................................................................    1
PGUS Indemnified Party.....................................................   23
Post-Closing Tax Period....................................................   23
PRC........................................................................    4
Pre-Closing Tax Period.....................................................   16
Product....................................................................   33
Product Agreement..........................................................   33
Product Registrations......................................................    3
Representatives............................................................   33
Restructuring..............................................................    1

Retained Accounts Receivable...............................................    4
Retained Inventory.........................................................    4
Scheduled Contracts........................................................   13
SEC........................................................................   11
Securities Act.............................................................   19
Shareholder Agreement......................................................   33
Strategic Investor.........................................................   33
Subsidiary.................................................................   33
Swiss Agreements...........................................................   33
Swiss JV...................................................................   33
Tax........................................................................   33
Tax Return.................................................................   34
Third Party Claim..........................................................   34
Trademarks.................................................................   34
Transaction Agreements.....................................................   34
Transfer...................................................................    2
Transfer Taxes.............................................................   23
UK Newco...................................................................   34
Unipath....................................................................   24
Unipath Purchase Agreement.................................................   34
US CD Business.............................................................    1
US/Canada Trademark Assignment.............................................    8

          CONTRIBUTION AGREEMENT, dated as of May 17, 2007 (this "Agreement"), among Inverness Medical Innovations, Inc., a Delaware corporation ("IMA"), Procter & Gamble RHD, Inc., an Ohio corporation ("PGUS"), and US CD LLC, a Delaware limited liability company (the "Company").

                                  INTRODUCTION

          PGUS formed the Company on December 22, 2006, and adopted a limited liability company agreement (the "Original Agreement") of the Company. On the Closing Date, PGUS, IMA and the Company will enter into an amended and restated limited liability company agreement (the "Limited Liability Company Agreement"), which shall replace the Original Agreement in its entirety and establish the respective rights and obligations of PGUS and IMA with respect to the Company. PGUS has contributed $100 in cash to the Company in exchange for 100 Membership Units (representing, upon such contribution, a 100% Membership Interest).

          IMA and certain of its Subsidiaries are in the business of developing, manufacturing, marketing, selling and distributing human diagnostics and monitoring products for sale and distribution through over-the-counter channels, including retail outlets and emerging channels located in such retail outlets (the "CD Business").

          IMA and certain of its Subsidiaries conduct a portion of the CD Business in the United States and Canada (the "US CD Business").

          Prior to the Closing Date, IMA and certain of its Subsidiaries will restructure (the "Restructuring") their businesses.

          On the Closing Date and subject to the terms set forth in this Agreement (including with respect to the Excluded Assets and Excluded Liabilities), IMA will contribute to the Company certain assets of the US CD Business, and the Company will assume certain liabilities of the US CD Business, in each case, as set forth in this Agreement (the "Contributed US CD Business").

          As a consideration for the contribution of the Contributed US CD Business by IMA to the Company, IMA will receive 61,762,000 Membership Units (representing, upon the Closing, an approximately 100% Membership Interest).

          Concurrently with the execution hereof, and with effect immediately following the issuance by the Company to IMA of such Membership Units, IMA and PGUS shall enter into a Membership Unit Purchase Agreement (the "Membership Unit Purchase Agreement"), pursuant to which IMA shall sell to PGUS and PGUS shall purchase from IMA, subject to the terms and conditions of the Membership Unit Purchase Agreement, 30,880,950 Membership Units (representing an approximately 50% Membership Interest).

          Immediately following the consummation of such sale and purchase, each of PGUS and IMA shall own 30,881,050 Membership Units (representing exactly a 50% Membership Interest).

          Capitalized terms shall have the meanings assigned to them in Section
8.2 or as otherwise provided in this Agreement.

          In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                           FORMATION AND CONTRIBUTIONS

          Section 1.1 Formation of the Company. Prior to the date hereof, PGUS has formed the Company and has made an initial contribution of $100 to capital of the Company in exchange for 100% of the Membership Interest in the Company.

          Section 1.2 Transfer of the Contributed US CD Business. Except for the Excluded Assets as provided in Section 1.3, at the Closing and with effect as of the Closing Date, IMA shall, and shall cause its Subsidiaries to, assign, transfer, convey and deliver to the Company, free and clear of all Liens except Permitted Liens (the "Transfer"), and the Company shall acquire from IMA, all of the right, title and interest of IMA in and to the following assets, properties, rights and business of the Contributed US CD Business (collectively, the "Contributed Assets"):

          (i) the Business Contracts (other than the Excluded Contracts);

          (ii) except to the extent transferred to Swiss JV pursuant to the Swiss Agreements, and excluding all Product Registrations, which shall be transferred to Swiss JV pursuant to the Swiss Agreements, all licenses, registrations, notifications, franchises, qualifications, provider numbers, permits, approvals, clearances and authorizations issued by any Governmental Entity that relate to the Contributed US CD Business or the Contributed Assets (the "Governmental Licenses"), in each case, to the extent transferable or assignable;

          (iii) all lists, documents, records, written information, computer files and other computer readable media concerning present customers, and to the extent reasonably available, past and potential customers, of goods or services arising from or used in the Contributed US CD Business;

          (iv) all lists, documents, records, written information, computer files and other computer readable media concerning present suppliers and vendors of goods or services, and to the extent reasonably available, past and potential suppliers and vendors, arising from or used in the Contributed US CD Business;

          (v) all product records, product data, correspondence with and to customers of the US CD Business, production records, contract files, technical, accounting, and procedural manuals, studies, reports or summaries relating to the general condition of the Contributed Assets, and any confidential information which has been reduced to writing or electronic form, to the extent that any of the foregoing relate to or arose from the Contributed US CD Business;

          (vi) all rights under express or implied warranties from the suppliers and vendors relating to or arising out of the operation of the Contributed US CD Business, except for such rights arising out of or relating to the manufacturing of any product of the US CD Business;

          (vii) to the extent related to an Assumed Liability, all claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of any kind and nature;

          (viii) those Trademarks owned by IMA or any of its U.S. Subsidiaries that are presently exclusively used by the US CD Business in the United States as and to the extent set forth in Section 1.2(viii) of the Disclosure Schedule, together with all goodwill, business, licenses, registrations and rights associated therewith;

          (ix) to the extent assignable, all rights under any non-disclosure agreements, non-solicitation agreements and non-competition agreements entered into with any parties, to the extent that any of the foregoing relates to or arose from the Contributed US CD Business;

          (x) all insurance policies (to the extent separable and assignable) with respect to the US CD Business, and rights, benefits, claims and proceeds thereunder arising from or relating to the Assumed Liabilities; and

          (xi) all goodwill relating to the foregoing.

          Section 1.3 Excluded Assets. Notwithstanding the provisions of Section 1.2, the parties hereto acknowledge and agree that except for the Contributed Assets, IMA shall not transfer to the Company and the Company shall not acquire from IMA, any of the right, title and interest of IMA in and to any or all of the assets, properties, rights and business of the Contributed US CD Business (collectively, the "Excluded Assets"), including the following:

          (i) all assets, properties, Contracts and rights of IMA and its Subsidiaries owned, located, registered, used or held for use outside of the United States and Canada;

          (ii) the assets, properties, Contracts and rights of IMA and its Subsidiaries in the field of conditions and/or diseases of the heart and/or cardiovascular system generally, including the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diseases and/or conditions of the heart and/or cardiovascular system (the "Cardiology Field") and the field of diabetes generally, including the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and/or diabetes symptoms and conditions (the "Diabetes Field," and, together with the Cardiology Field, the "Excluded Fields") (which shall include, for the avoidance of doubt, the tangible assets and real property located at Stirling, Scotland) and the Intellectual Property of IMA and its Subsidiaries in the Excluded Fields;

          (iii) all material Governmental Licenses granted to IMA to market any of the Products (the "Product Registrations");

          (iv) except as expressly set forth in Section 1.2(viii) hereof, all Intellectual Property owned or used by IMA and/or its Subsidiaries, including Intellectual Property owned by third parties and licensed to IMA or one of its Subsidiaries for use in the US CD Business;

          (v) the assets, properties, Contracts and rights of IMA and its Subsidiaries (including vendor and supplier contracts, information, files and data) used in the manufacturing of the products of the US CD Business, including all tangible assets, properties, and contracts of IMA's, or its Subsidiaries' manufacturing facilities located in Bedford, England, Hangzhou, People's Republic of China ("PRC") and Shanghai, PRC, excluding any product specifications, product registrations or similar assets used in the conduct of the US CD Business;

          (vi) the assets, properties, Contracts and rights arising from or used in IMA and its Subsidiaries' professional diagnostics and nutritional supplement businesses (collectively, the "Excluded Businesses");

          (vii) the Contracts arising from the US CD Business set forth on
     Section 1.3(vii) of the Disclosure Schedule (the "Excluded Contracts");

          (viii) the Trademarks or trade names "Inverness," and any variants thereof that include "Inverness," internet domain names that include "Inverness," and the Inverness "little man" logo (collectively, the "House Marks");

          (ix) real property, buildings, structures and improvements thereon, whether owned or leased by IMA or its Subsidiaries, and all fixtures and fittings attached thereto, including all manufacturing, distribution and administration facilities of IMA and its Subsidiaries;

          (x) all accounts receivable, and notes receivable (if any), of any nature arising from the Contributed US CD Business (the "Retained Accounts Receivable");

          (xi) all inventory, including all supplies, raw materials work-in-process and finished goods, including goods in transit, as sold, used or held for use as part of the US CD Business, wherever located (the "Retained Inventory");

          (xii) all prepaid expenses and other deposits related to the Contributed US CD Business;

          (xiii) all rights and claims, including refunds, to the extent that such rights and claims relate to or arose from the Contributed US CD Business;

          (xiv) rights to refunds of Taxes paid by or on behalf of IMA or any of its Subsidiaries (other than those paid by the Company);

          (xv) except as provided in Section 1.2(x), insurance policies and rights and benefits and claims thereunder;

          (xvi) tangible assets, properties, Contracts and Intellectual Property of IMA or its Subsidiaries (including animals and cell lines) used in the manufacturing, production and storage of reagents and other biological materials used in the US CD Business;

          (xvii) the services of any employees of IMA or its Subsidiaries or assets of any employee benefit plan, arrangement, or program maintained or contributed to by IMA or any of its Subsidiaries with respect to any employees (collectively, the "Benefit Plans");

          (xviii) the assets, properties, Contract and rights arising from or used in the First Check Diagnostics Business; and

          (xix) any other assets, tangible or intangible, wherever situated, not included in the Contributed Assets, including those used in the Excluded Businesses;

provided that IMA and its Subsidiaries, upon reasonable request and to the extent IMA or any of its Subsidiaries has the right to so provide, shall provide the Company reasonable access during normal business hours to the Excluded Assets that, prior to the Closing Date, were used in the US CD Business and are not being transferred pursuant to this Agreement, for the Company's use to facilitate its marketing, sales and distribution activities; provided, further, that with respect to access to the Bedford, England, Hangzhou, PRC or Shanghai, PRC manufacturing facilities, the terms of the Finished Product Purchase Agreement shall control and this provision shall not expand the rights set forth therein.

          Section 1.4 Assumption of Liabilities. At the Closing, the Company shall assume, and shall agree to pay, perform and discharge according to their respective terms (if any), the following (and only the following) liabilities and obligations of IMA and its Subsidiaries arising primarily from or related primarily to the Contributed US CD Business, and no other liabilities or obligations of IMA or its Subsidiaries (liabilities to be assumed by the Company pursuant to this Section 1.4 being collectively referred to as the "Assumed Liabilities"):

          (i) all obligations of IMA or its Subsidiaries under the Business Contracts (other than Excluded Contracts) that are part of the Contributed US CD Business that, by the terms of such Business Contracts, arise after the Closing Date, relate to periods following the Closing Date, and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date;

          (ii) except to the extent arising out of any Retained Inventory, any product warranty, product liability or product returns, rebates, coupons, allowances or other discounting and promotional commitments arising from any product line produced or sold by the Contributed US CD Business that has not been discontinued prior to the date hereof;

          (iii) except as set forth in Section 1.4(iii) of the Disclosure Schedule or with respect to any matter involving Taxes or Excluded Assets, any liability, obligation, cost or expense of IMA or any of its Subsidiaries arising out of or relating to any investigation, claim, action, suit, complaint, dispute, audit, demand, litigation or judicial, administrative or arbitration proceeding (collectively, "Legal Proceeding") as and to the extent it arose or arises from the Contributed US CD Business to which IMA or any of its Subsidiaries is or was a party whether it relates to any time prior to, at or after the Closing (regardless of whether the Legal Proceeding is commenced before or after the Closing);

          (iv) any liability, obligation or expense arising from the Business Trademarks after the Closing Date; and

          (v) any liability or obligation arising from the conduct of, or relating to or arising from, the Contributed US CD Business (other than liabilities or obligations related to Product Registrations, the Retained Inventory, the Retained Accounts Receivable, the Accounts Payable or the Transition Assets) after the Closing Date.

          Section 1.5 Liabilities Not Assumed by the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not assume, or in any way be liable or responsible for any, and IMA and its Subsidiaries shall pay, perform and discharge all, obligations and liabilities of them, direct or indirect, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, except for the Assumed Liabilities (collectively, the "Excluded Liabilities") and IMA shall hold the Company harmless with respect to the Excluded Liabilities. For the avoidance of doubt, the term Assumed Liabilities does not include any of the Excluded Liabilities and the term Excluded Liabilities includes all liabilities and obligations of IMA or any of its Subsidiaries (including liabilities and obligations imposed by operation of Law) other than the Assumed Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities shall include the following obligations and liabilities:

          (i) any liability or obligation of IMA or any of its Subsidiaries arising from or relating to the Excluded Businesses, or the business, if any, of such entities in the Excluded Fields;

          (ii) any liability or obligation of IMA or any of its Subsidiaries arising out of or in connection with the negotiation and preparation of this Agreement or any of the other Transaction Agreements or similar agreements among Affiliates of IMA and PGUS in connection with Swiss JV or the consummation and performance of the transactions contemplated hereby and thereby, including any liability for Taxes so arising;

          (iii) any liability or obligation (other than Assumed Liabilities) arising under, relating to or resulting from any asset of IMA or its Subsidiaries other than the Contributed Assets;

          (iv) any liability or obligation of IMA or any of its Subsidiaries arising (A) from its failure to perform, or negligent performance of, its obligations under, or (B) out of or relating to any breach or claim of breach of a representation, warranty, covenant or agreement of IMA or any of its Subsidiaries contained in, any of the Business Contracts;

          (v) any liability, obligation or expense of any kind or nature relating to Taxes owed by IMA or any of its Subsidiaries (including any contractual liability with respect to Taxes of another Person); provided that Apportioned Obligations and Transfer Taxes shall be paid in the manner set forth in Sections 5.2 and
     5.3 hereof;

          (vi) any liability or obligation to any of the directors, officers or Subsidiary of IMA;

          (vii) except for Legal Proceedings assumed pursuant to Section 1.4(iii), any liability, obligation, cost or expense of IMA or any of its Subsidiaries arising out of or relating to any Legal Proceeding to which IMA or any of its Subsidiaries is or was a party and that relates to any time at or prior to the Closing (regardless of whether the Legal Proceeding is commenced before or after the Closing), and any contingency reserve related thereto;

          (viii) any liability or obligation of IMA or its Subsidiaries with respect to any Indebtedness or Contingent Obligations (including any accrued interest, fees and any penalties thereon);

          (ix) any liability or obligation of IMA or its Subsidiaries to or with respect to employees, former employees, consultants and former consultants and Benefit Plans and other employee and employment-related liabilities, including any liability for severance, incentive, bonus or other compensation, health, welfare and other benefit plans of IMA or its Subsidiaries whether arising prior to or after the Closing;

          (x) all unpaid liabilities and obligations, including trade accounts payable and other similar current liabilities, of the Contributed US CD Business (including all payables to IMA or any of its Subsidiaries) (collectively, the "Accounts Payable");

          (xi) to the extent related to or arising out of Retained Inventory, any product warranty, product liability or product returns, rebates, coupons, allowances or other discounting and promotional commitments with respect to any product line of the US CD Business that has not been discontinued prior to the Closing Date;

          (xii) any product warranty, product liability or product returns, rebates, coupons, allowances or other discounting and promotional commitments with respect to any product line of the US CD Business that was discontinued prior to the Closing Date;

          (xiii) any liability or obligation of IMA or its Subsidiaries arising out of or relating to the failure of IMA or its Subsidiaries to obtain any Governmental Licenses material to or necessary for the conduct of the US CD Business;

          (xiv) any liability or obligation of IMA or its Subsidiaries arising out of or relating to IMA Facilities under applicable Environmental Laws;

          (xv) any liability or obligation of IMA or its Subsidiaries to fund or finance any pension or similar liabilities; and

          (xvi) all liabilities and obligations of IMA or its Subsidiaries under this Agreement and the other Transaction Agreements or similar agreements among Affiliates of IMA and PGUS with respect to Swiss JV.

          Section 1.6 Membership Units. In consideration of the Transfer of the Contributed Assets, IMA shall receive from the Company 61,762,000 Membership Units (representing, upon the Closing, an approximately 100% Membership Interest).

                                    ARTICLE 2
                                     CLOSING

          Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, NW, Washington, DC, at 10:00 a.m. on the date hereof (the "Closing Date").

          Section 2.2 Closing Deliveries. (a) At the Closing, the Company shall deliver or cause to be delivered to IMA and PGUS:

          (i) evidence of the formation and good standing of the Company;

          (ii) the Limited Liability Company Agreement, executed by the Company;

          (iii) an assignment and assumption agreement (the "Assignment and Assumption Agreement") reasonably satisfactory to PGUS, the Company and IMA under which the Company assumes the Assumed Liabilities, executed by the Company;

          (iv) the Trademark Assignment, dated as of the date hereof and in a form reasonably satisfactory to PGUS (the "US/Canada Trademark Assignment"), between IMA and the Company, executed by the Company; and

          (v) the other Transaction Agreements to which the Company is a party, executed by the Company.

          (b) At the Closing, IMA shall deliver or cause to be delivered to the Company and PGUS:

          (i) the Limited Liability Company Agreement, executed by IMA;

          (ii) the Assignment and Assumption Agreement, executed by IMA;

          (iii) the other Transaction Agreements to which IMA or any of its Subsidiaries is a party, executed by IMA or such Subsidiary;

          (iv) a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer, confirming that

                    (A) the representations and warranties of IMA set forth in this Agreement and in the Membership Unit Purchase Agreement are true and correct as of the Closing Date or such other date that any such representation or warranty speaks as of, except where the failure to be true and correct would not, individually or in the aggregate (I) have a Material Adverse Effect, or (II) materially impair IMA's ability to consummate the transactions contemplated by this Agreement and the Membership Unit Purchase Agreement or to perform its obligations under this Agreement or the other Transaction Agreements;

                    (B) all of the terms, covenants, agreements and conditions of this Agreement and the Membership Unit Purchase Agreement to be complied with and performed by IMA on or before the Closing Date shall have been complied with and performed prior to or on the Closing Date except where the failure to so perform would not, individually or in the aggregate (I) have a Material Adverse Effect, or (II) materially impair IMA's ability to consummate the transactions contemplated by this Agreement or the Membership Unit Purchase Agreement or to perform its obligations under this Agreement or the other Transaction Agreements;

                    (C) since December 31, 2006, there has not been a Material Adverse Effect; and

                    (D) such other matters as may be reasonably requested by PGUS;

          (v) evidence, in form and substance reasonably satisfactory to PGUS and the Company, that all consents and approvals of third parties set forth in Section 3.3(a) of the Disclosure Schedule or otherwise required under any Business Contract (in each case pursuant to written instruments in form and substance reasonably satisfactory to PGUS and without payment of any consideration by the Company or PGUS) or from any Governmental Entity in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect (except for any such consents and approvals the absence of which would not (A) have a Material Adverse Effect, or (B) materially impair the operation of the US CD Business);

          (vi) an instrument of sale or contribution in a form reasonably satisfactory to PGUS transferring to the Company all of IMA and its Subsidiaries' right, title and interest in and to the Contributed Assets;

          (vii) such other bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment (in a form reasonably satisfactory to PGUS) as shall be required by Law or necessary in the reasonable judgment of PGUS or the Company to transfer, convey and assign the Contributed Assets to the Company; and

          (viii) the US/Canada Trademark Assignment, executed by IMA.

          (c) At the Closing, PGUS shall deliver or cause to be delivered to the Company and IMA:

          (i) the Limited Liability Company Agreement, executed by PGUS; and

          (ii) the other Transaction Agreements to which PGUS or any of its Affiliates is a party, executed by PGUS or such Affiliates.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF IMA

          IMA represents and warrants to the Company and PGUS as follows:

          Section 3.1 Organization and Existence. IMA is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to carry on the US CD Business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the US CD Business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. Other than wholly-owned Subsidiaries, IMA has no Subsidiaries that conduct the US CD Business or own Contributed Assets other than Inverness Medical (Shanghai), Co., Ltd.

          Section 3.2 Power and Authority; Binding Agreement. IMA has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and has the requisite power and authority to enter into the Transaction Agreements to which it is a party and to perform its obligations thereunder. Each of this Agreement and the other Transaction Agreements to which it is a party is a valid and binding obligation of IMA, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of Law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (the "General Limitations"). Except as set forth in Section 3.2 of the Disclosure Schedule, no other act, approval or proceedings on the part of IMA is required to authorize the execution and delivery of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.

          Section 3.3 Noncontravention. (a) Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by IMA of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by it with the provisions hereof and thereof do not result in the creation of any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law (a "Lien"), in or upon any of the properties or assets of IMA or its Subsidiaries that are material to the conduct of the US CD Business. Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by IMA of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by it with the provisions hereof and thereof do not (i) conflict with or result in any violation or default (with or without notice or lapse of time or both) under, (ii) give rise to a right of, or result in, termination or cancellation of, or acceleration of any obligation under, (iii) result in a loss of a material benefit under, or (iv) give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Constitutive Documents of IMA, (B) any material Business Contract to which IMA or any of its Subsidiaries is a party or is bound by, or any Contributed Assets are bound by or subject, or under which IMA or any of its Subsidiaries has material rights or benefits or (C) subject to the governmental filings and other matters referred to in Section 3.3(b), any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity (a "Law") or any judgment, order or decree (a "Judgment"), in each case applicable to IMA or any of its Subsidiaries or the Contributed Assets.

          (b) No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to IMA in connection with the execution and delivery of this Agreement, the other Transaction Agreements, the consummation of the transactions contemplated hereby or thereby or the compliance by IMA with the provisions hereof and thereof, except (i) for filings required under, and compliance with other applicable requirements of, the Hart Scott Rodino Antitrust Improvements Act of 1976, and any similar competition filing with any Governmental Entity, if applicable to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; (ii) the filing with the Securities and Exchange Commission (the "SEC") of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby; (iii) filings with, and notices and submissions to, the United States Food and Drug Administration (the "FDA"); (iv) such filings as may be required to transfer the ownership of Intellectual Property rights and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of IMA to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

          Section 3.4 Compliance with Laws. Except as set forth in Section 3.4 of the Disclosure Schedule, IMA and its Subsidiaries are in compliance in all material respects with all applicable Laws and Judgments. Except as set forth in
Section 3.4 of the Disclosure Schedule, since January 1, 2004 neither IMA nor any of its Subsidiaries has received a written notice from a Governmental Entity alleging a possible violation by it of any applicable Law or Judgment applicable to the US CD Business. Notwithstanding the foregoing, this Section 3.4 shall not constitute a representation or warranty as to intellectual property, tax or the specific regulatory matters covered in Sections 3.21 and 3.22 which are limited to those representations and warranties set forth in Sections 3.12, 3.14, 3.21 and 3.22, respectively.

          Section 3.5 Governmental Licenses. IMA and its Subsidiaries validly hold and have in full force and effect all Governmental Licenses that are material to the conduct of the US CD Business, and neither IMA nor any of its Subsidiaries is in violation (other than an immaterial violation) of, or default (with or without notice or lapse of time or both) (other than an immaterial default) under, or event giving to any other Person any right of termination, amendment or cancellation of, any Governmental License material to the conduct of the US CD Business. Each of IMA and its Subsidiaries is in compliance in all material respects with the terms and conditions of all Governmental Licenses issued to or held by it that are material to the US CD Business, and such Governmental Licenses will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby. No proceeding is pending or, to the Knowledge of IMA, threatened seeking the revocation or limitation of any Governmental License that is material to the conduct of the US CD Business.
Section 3.5 of the Disclosure Schedule lists each Governmental License held by IMA or its Subsidiaries that is material to the conduct of the US CD Business, except for any licenses related to, or necessary for, the manufacture or storage of the products of the US CD Business. Except as set forth therein, all of the Governmental Licenses listed in Section 3.5 of the Disclosure Schedule are held in the name of IMA or its Subsidiaries, and none are held in the name of any current or former director, officer, employee, independent contractor or consultant of IMA or its Subsidiaries or agents or otherwise on behalf of IMA or its Subsidiaries. Except for those Governmental Licenses retained pursuant to
Section 1.2(ii) hereof in order to perform the obligations under the Product Agreement or as set forth in Section 3.5 of the Disclosure Schedule, all Governmental Licenses that are material to the conduct of the US CD Business are transferable to the Company. Notwithstanding the foregoing, this Section 3.5 shall not constitute a representation or warranty as to the specific regulatory matters covered in Section 3.21.

          Section 3.6 [Reserved].

          Section 3.7 Absence of Changes or Events. Since the December 31, 2006 (the "IMA Balance Sheet Date"), (a) except as set forth in Section 3.7 of the Disclosure Schedule, the US CD Business has been conducted only in the ordinary course of business consistent with past practice (the "Ordinary Course of Business"), and (b) there has occurred no Material Adverse Effect.

          Section 3.8 Undisclosed Liabilities. Except with respect to their respective obligations under this Agreement and other Transaction Agreements, IMA has no liabilities or obligations relating to the US CD Business (in each case whether known, absolute, contingent, accrued or otherwise), except for such liabilities and obligations (a) to the extent shown on the IMA's consolidated balance sheet as at December 31, 2006 included in its Annual Report on Form 10-K for the year-ended December 31, 2006 (the "IMA Balance Sheet"), (b) incurred in the Ordinary Course of Business since the IMA Balance Sheet Date, (c) under the Business Contracts, other than liabilities and obligations due to any material breaches or non-performance thereunder, or (d) listed in Section 3.8 of the Disclosure Schedule.

          Section 3.9 Assets. Except as set forth in Section 3.9 of the Disclosure Schedule, (a) IMA owns outright and has good and marketable title to, all of the tangible Contributed Assets free and clear of all Liens; (b) other than the Excluded Assets and together with the assets, properties, permits, rights, agreements and other Contract rights and interests acquired by UK Newco pursuant to the Unipath Purchase Agreement and Swiss JV pursuant to the Swiss Agreements and the agreements contemplated thereby, including the IMA License Agreements (as defined in the Swiss Agreements), the Finished Product Purchase Agreement (as defined in the Swiss Agreements), the Product Agreement, the Distribution Arrangements (as defined in the Swiss Agreements) and the IMA Transition Services Agreement, the Contributed Assets constitute all of the assets, properties, permits, rights, agreements and other Contract rights and interests that are necessary to enable the operation of the US CD Business after the Closing in a manner consistent with the manner in which the US CD Business is currently being operated; and (c) the Transfer will vest good and marketable title in and to the tangible Contributed Assets in the Company free and clear of all Liens except for Permitted Liens.

          Section 3.10 [Reserved].

          Section 3.11 Contracts. (a) Section 3.11(a) of the Disclosure Schedule sets forth a true, accurate and complete list of each Business Contract (collectively, "Scheduled Contracts") to which IMA or any of its Subsidiaries is a party that (x) is material to the US CD Business; (y) provides for aggregate annual payments, or has a value in excess, of fifty thousand dollars ($50,000); or (z) falls within one or more of the following categories:

          (i) Contracts under which IMA or any of its Subsidiaries owns, has under license, has a right to acquire (by option or otherwise), has a right to use or exercise (including any covenant not to sue or other similar right of forbearance), or otherwise Control, or has any other right or interest in or to any Trademark that is necessary to the conduct of the US CD Business as currently conducted;

          (ii) Contracts under which products of the US CD Business are manufactured or distributed by IMA or its Subsidiaries, including any distribution agreements, wholesalers, manufacturing and supply agreements and Contracts with managed care organizations or Governmental Entities; and

          (iii) Contracts limiting or restraining IMA or its Subsidiaries in any material respect from engaging or competing in any business of the US CD Business with any Person or from purchasing any products, services or inventory from any third parties.

Notwithstanding the foregoing, IMA shall not be required to set forth on the aforementioned Section 3.11(a) of the Disclosure Schedule any Contract relating to IMA and certain of its Subsidiaries' manufacturing of products of the US CD Business, including Contracts to purchase raw materials, components or supplies, Contracts to supply or procure reagents or other biological components and Contracts with subcontractors, suppliers or service providers used in the conduct of such manufacturing activity.

          (b) Except as indicated in Section 3.11(b) of the Disclosure Schedule, IMA has delivered or made available to PGUS complete and correct copies of all written Scheduled Contracts, including all amendments, modifications and material waivers relating thereto.

          (c) Each Scheduled Contract is in full force and effect in accordance with the terms thereof and constitutes a legal, valid and binding agreement of IMA or one or more of its Subsidiaries, as applicable, and is enforceable in accordance with its terms by IMA or such Subsidiaries, as applicable, against each counterparty thereto, except as the same may be limited by General Limitations. Each of IMA and its Subsidiaries, as applicable, have performed in all material respects all of its obligations, and is not in default under, any Business Contract. To

IMA's Knowledge, except as indicated in Section 3.11(c) of the Disclosure Schedule, no other party to any Business Contract is in material breach of or default under such Business Contract.

          (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, to IMA's Knowledge, no party to any Scheduled Contract (i) intends to either terminate or not renew such Scheduled Contract, or (ii) has or intends to submit to IMA or its Subsidiaries any claim of material breach by any such party with respect to the performance of its obligations under any such Scheduled Contract.

          (e) Section 3.11(e) of the Disclosure Schedule sets forth a true, accurate and complete list of the Scheduled Contracts for which third party consents are required to assign such Business Contracts to the Company. Subject to the receipt of the third party consents listed on Section 3.11(e) of the Disclosure Schedule and Closing, the Company will succeed to all rights, title and interests of IMA or its Subsidiaries under each such Contract without the necessity to obtain the consent of any other Person(s) to the assignment of such Contract.

          (f) None of the Business Contracts have been entered into by IMA or any of its Subsidiaries other than in its or their Ordinary Course of Business (other than agreements in settlement of Legal Proceedings listed on Section 3.13 of the Disclosure Schedule) and other than on an arm's length basis.

          (g) Except as set forth in Section 3.11(g) of the Disclosure Schedule, the Scheduled Contracts do not contain any provision that provides for automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any such Contract to terminate, accelerate or receive any payment or other more favorable terms and conditions upon occurrence of the transactions contemplated hereby.

          (h) Except as set forth in Section 3.11(h) of the Disclosure Schedule, there are no Persons holding a power of attorney on behalf of IMA or any of its Subsidiaries that would enable such Persons to sell, lease or otherwise encumber any of the Contributed Assets.

          Section 3.12 Intellectual Property. (a) Section 3.12(a) of the Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Business Registered Trademarks. "Business Trademarks" means all Trademarks included in the Contributed Assets. All Business Trademarks are solely owned by IMA or one of its Subsidiaries free and clear of all Liens or other exceptions to title that affect such Business Trademarks or restrict the use by IMA or any of its Subsidiaries of the Business Trademarks in any way or require IMA or any of its Subsidiaries to make any payment or give anything of value as a condition to its use in any way of such Business Trademarks (collectively, "IP Liens"). There are no actions pending or, to the Knowledge of IMA, threatened with regard to the ownership by IMA or one of its Subsidiaries of any Business Trademarks. Except as specified in Section 3.12(a) of the Disclosure Schedule, IMA has the legal power to convey to the Company all of its or its Subsidiaries' right, title and interest that is being conveyed or licensed in and to the Business Trademarks. No Business Trademarks will terminate or cease to be valid Trademarks by reason of the execution and delivery of this Agreement by IMA, the performance by IMA of its obligations hereunder, or the consummation by IMA of the transactions contemplated hereby. There are no existing agreements, options, commitments, or rights with, of or to any third party to acquire or obtain any rights to any of the Business Trademarks.

          (b) Except as disclosed in Section 3.12(b) of the Disclosure Schedule, to the Knowledge of IMA, there is no unauthorized use, infringement, misappropriation or violation of any of the Business Trademarks by any Person.

          (c) All Business Trademarks have been duly registered or filed with or issued by the appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees timely paid to continue all such rights in effect.

          (d) The Business Registered Trademarks constitute all of the Trademarks that are owned by IMA and exclusively used by IMA to conduct the US CD Business as currently conducted.

          (e) Section 3.12(e) of the Disclosure Schedule sets forth a true, complete and accurate list of all Contracts with respect to any options, rights, licenses or interests of any kind relating to Business Trademarks that have been granted (i) by a third party to IMA or any of its Subsidiaries, or (ii) by IMA or any of its Subsidiaries to any other Person (in the case of either clauses
(i) or (ii) above, other than agreements commonly generated in the Ordinary Course of Business that individually and in the aggregate have not caused and would not reasonably be expected to cause a Material Adverse Effect). In addition, Section 3.12(e) of the Disclosure Schedule sets forth a true, complete and accurate list of all Contracts under which IMA or any of its Subsidiaries is obligated to make to, or receives from third parties payments (in any form, including royalties, license fees, milestones and other contingent payments) for use of any Business Trademarks. Other than as set forth on Section 3.12(e) of the Disclosure Schedule, no royalties, license fees or other payment obligations are owed to any Person in connection with the exercise of rights in the Business Trademarks in the conduct of the US CD Business after the Closing Date by IMA or any of its Subsidiaries under any Contract to which any of them are a party. Each IMA and its Subsidiaries is in compliance in all material respects with the terms of all Contracts set forth on Section 3.12(e) of the Disclosure Schedule and, to the Knowledge of IMA, each of the licensees and licensors, as the case may be, is in compliance in all material respects with all such Contracts, and there are no material disputes or proceedings threatened or pending regarding the same.

          Section 3.13 Legal Proceedings. Except as disclosed in Section 3.13 of the Disclosure Schedule, (a) IMA is not, nor since January 1, 2004 has it been, a party to, or to its Knowledge threatened with, any material Legal Proceeding with respect to or in connection with the US CD Business, (b) to the Knowledge of IMA, there are no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding with respect to or in connection with the US CD Business and (c) there are no Judgments outstanding against IMA with respect to or in connection with the US CD Business.

          Section 3.14 Tax Matters. Except as set forth in Section 3.14 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) All Tax Returns required to be filed by IMA, and any affiliated, combined, consolidated or unitary group of which IMA is or has been a member, have been timely filed, except where failure to file would not have a Material Adverse Effect.

          (b) IMA has timely paid all Taxes which were required to have been paid on or prior to the date hereof, the nonpayment of which could result in a Lien on any Contributed Asset. IMA has established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Contributed Assets or the operation of the US CD Business and are incurred or attributable to taxable periods (or portions thereof) prior to the Closing (the "Pre-Closing Tax Period"), the nonpayment of which would result in a Lien on any Contributed Asset.

          (c) IMA has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including employee-related Taxes), except where failure to so withhold, pay or comply would not impose a liability or other obligation on the Company.

          Section 3.15 Insurance. IMA maintains, with respect to the US CD Business, or under contractual arrangements is named as an additional insured in, policies or binders of fire, liability (including product liability), workers' compensation, vehicular and other insurance customarily maintained by Persons engaged in businesses similar to the US CD Business. A true, correct and complete list of such policies insuring the US CD Business is set forth in
Section 3.15 of the Disclosure Schedule. Such policies and binders are in full force and effect.

          Section 3.16 [Reserved].

          Section 3.17 [Reserved].

          Section 3.18 [Reserved].

          Section 3.19 Transactions with Affiliates. Section 3.19 of the Disclosure Schedule describes any material transaction, since January 1, 2004, between IMA, on the one hand, and any of its Subsidiary (other than wholly-owned Subsidiaries of IMA and the Inverness Medical (Shanghai), Co., Ltd.), on the other hand, with respect to the US CD Business, other than any employment Contract, Contract with any employee pertaining to any employee benefit plan or similar arrangement or equity incentive award, Contract not to compete with IMA, Contract to maintain the confidential information of IMA, or Contract assigning intellectual property rights to IMA. Except as set forth in Section 3.19 of the Disclosure Schedule, no Subsidiary of IMA (other than wholly-owned Subsidiaries of IMA and Inverness Medical (Shanghai), Co., Ltd.) (a) owns or has any interest in any property (real or personal, tangible or intangible), Business Trademarks or Contract used or held for use in or pertaining to the US CD Business, (b) to the Knowledge of IMA, has any claim or cause of action against IMA with respect to the US CD Business or (c) owes any money to, or is owed any money by, IMA with respect to the US CD Business except, in each case, pursuant to any employment Contract, Benefit Plan or for reimbursement of business expenses in the Ordinary Course of Business. For the avoidance of doubt, the matters set forth in this Section 3.19 are neither intended to relate to, nor is any disclosure provided with respect to, intercompany arrangements, Contracts or understandings among IMA and its Subsidiaries or Inverness Medical (Shanghai), Co., Ltd.

          Section 3.20 Certain Business Practices. Neither IMA nor any of its directors, officers, agents or employees, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar Laws in any other jurisdiction or (c) made any payment in the nature of criminal bribery.

          Section 3.21 Regulatory Compliance. (a) Except as set forth in Section 3.21(a) of the Disclosure Schedule, each Product that is subject to the jurisdiction of the FDA or similar Governmental Entity, or subject to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDCA") or similar Laws in any foreign jurisdiction, is being formulated, developed, manufactured, packaged, tested, advertised, marketed, promoted, distributed and sold by IMA or one of its Subsidiaries in compliance in all material respects with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, good clinical practices, current good manufacturing practices, introduction of products into interstate commerce, record keeping, advertising and marketing, reporting of adverse events and filing of other reports. Except as set forth in Section 3.21(a) of the Disclosure Schedule, since January 1, 2004 neither IMA nor any of its Subsidiaries has received any written notice from the FDA or any other Governmental Entity alleging any material violation of any Law by IMA or any of its Subsidiaries applicable to any Product. Except as set forth in Section 3.21(a) of the Disclosure Schedule, since January 1, 2004, neither IMA nor any of its Subsidiaries has received any written notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters and any other documents received from or issued by the FDA or any similar Governmental Entity asserting non-compliance in any material respect with FDA regulatory requirements or other applicable Laws of any similar Governmental Entity by IMA or any of its Subsidiaries with respect to the US CD Business or Persons otherwise performing services for the benefit of IMA or any of its Subsidiaries with respect to the US CD Business, except for matters resolved prior to the date hereof. In addition, no Governmental Entity or other Person has commenced or, to the Knowledge of IMA, threatened to initiate any proceeding alleging, any violations of any federal, state or local consumer protection Laws.

          (b) Section 3.21(b) of the Disclosure Schedule sets forth for each Product a true, correct and complete list of all pre-clinical and clinical studies and trials ongoing with respect to such Product as of the date hereof.

          (c) All packaging, instructions for use and physician and consumer product information required to accompany the distribution of each Product complies in all material respects with all Laws and guidelines published and enforced by the FDA, including Section 502 (21 U.S.C. Section 352) of the FDCA and 21 C.F.R. Section 801, or similar Laws in any foreign jurisdiction.

          (d) For each Product, all required post-approval regulatory reports and submissions, including those required by 21 C.F.R. Parts 803 and 806, or similar Laws in any foreign jurisdiction, have been timely submitted and all post-marketing obligations have been timely completed or fulfilled, except where such failure to so timely submit, complete or fulfill would not prohibit or delay the continued manufacture, sale and distribution of any Product currently manufactured, marketed, sold and distributed by the US CD Business. Except as set forth on Section 3.21(d) of the Disclosure Schedule, there has not been any occurrence of any medical device report concerning any Products under 21 C.F.R. Part 803 that has not been resolved prior to the date hereof.

          (e) Except as set forth on Section 3.21(e) of the Disclosure Schedule, neither IMA or any of its Subsidiaries, nor, to IMA's Knowledge, any officer, employee or agent of them, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10,
1991) or any similar policy. Neither IMA or any of its Subsidiaries nor, to IMA's Knowledge, any officer, employee or agent of them, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C.
Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law, nor has IMA (or any of its Subsidiaries) received written notice of any proposed disqualification, debarment or exclusion including exclusion under 42 U.S.C. Section 1320a 7 or any similar Law. Neither IMA or any of its Subsidiaries nor, to IMA's Knowledge, any officer, employee or agent of them, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

          Section 3.22 Product Liability Claims; Product Recalls. Except as set forth on Section 3.22 of the Disclosure Schedule, since January 1, 2004 IMA has not received any written notice from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Entity, for money damages or any other form of relief, whether at law or in equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of, or defect (including alleged failure to warn) relating to any of the Products, irrespective of the legal theory of liability except for Product returns in the Ordinary Course of Business and other claims that were resolved prior to the date hereof without payment of significant money damages or the entry of, or agreement to, other forms of relief that were material to the US CD Business. Except as set forth on Section 3.22 of the Disclosure Schedule, since January 1, 2004 no Product has been the subject of any recall, market withdrawal, correction, or removal, and IMA has not received any written notice that the FDA or any other Governmental Entity has (a) commenced or threatened in writing to initiate any action to withdraw its approval or request the recall, market withdrawal, correction, or removal of any Product or (b) commenced or threatened in writing to initiate, any action to enjoin production of any Product at any facility. Except as set forth in Section 3.22 of the Disclosure Schedule, no event has occurred, and to the Knowledge of IMA, no condition or circumstance exists (including any adverse reactions or Product failure), that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall, market withdrawal, correction, or removal or other similar actions relating to any such Product.

          Section 3.23 [Reserved].

          Section 3.24 Purchase for Investment. The Membership Units issued or issuable to IMA under this Agreement and the Limited Liability Company Agreement are being acquired for its own account for the purpose of investment, it being understood that the right to dispose of such Membership Units shall be entirely within the discretion of IMA. IMA will refrain from transferring or otherwise disposing of any of the Membership Units, or any interest therein, in such manner as to cause the Company or PGUS to be in violation of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities or blue sky Laws; provided that the parties acknowledge and agree that PGUS will acquire from IMA certain of the Membership Units received by IMA hereunder pursuant to the Membership Unit Purchase Agreement.

          Section 3.25 Brokers' Fees. No broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Agreements for which PGUS or the Company could be liable.

                                    ARTICLE 4
                                    COVENANTS

          Section 4.1 Filings. Each of the parties hereto agrees to cooperate fully with the others in the preparation and filing of all documents and instruments required to be filed by PGUS, IMA or the Company in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including any business certificate, or any trade, assumed or fictitious name certificates, or any applications for authority to do business, or any registrations or assignments of registrations of any patents, trademarks, trade names, service marks, copyrights or similar rights.

          Section 4.2 [Reserved].

          Section 4.3 [Reserved].

          Section 4.4 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the other Transaction Agreements.

          Section 4.5 Public Announcements. No party to this Agreement (nor any agent or Representative thereof) shall make any disclosure or public announcement with respect to the this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby without the written approval of the other party; provided that any party may make such disclosure (including filings with the SEC) or public announcement if it is advised by counsel that such disclosure or public announcement is legally advisable in light of the prior public disclosure practice of such party (in which case such party shall use its reasonable best efforts to consult with the other party regarding such disclosure or public announcement prior to the making of such disclosure).

          Section 4.6 Enforcement. All representations, warranties, covenants and other agreements made by IMA to the Company herein are also expressly made for the benefit of PGUS and may be enforced by PGUS both in its own right and on behalf of the Company.

          Section 4.7 [Reserved].

          Section 4.8 Transfer. (a) From and after the Closing, IMA shall take, or cause to be taken, all action necessary to transfer to the Company without consideration any assets owned by it or its Subsidiaries that should have been transferred to the Company at the Closing (or, with respect to any Contributed Asset included within the Transition Assets, at or prior to the Subsequent Transfer Date) pursuant to this Agreement.

          (b) To the extent that any list, document, record, written information, computer file or other computer readable media described in Section 1.2(iii) or 1.2(iv) includes matters unrelated to the US CD Business that cannot be separated by IMA or one or more of its Subsidiaries without materially affecting the Company's use of such list, document, record, written information, computer file or other computer readable media, IMA shall provide the Company with a complete copy of such list, document, record, written information, computer file or other computer readable media; provided, that the Company shall not acquire any title to, or rights in, any portion of such list, document, record, written information, computer file or other computer readable media that is not related to the US CD Business; and provided further, that the Company shall not use or disclose any portion of such list, document, record, written information, computer file or other computer readable media that is not related to the US CD Business.

          Section 4.9 Further Assurances. Each of PGUS, IMA and the Company shall execute, following the Closing, such documents and other papers and perform such further acts as may be reasonably required or desirable to Transfer all Contributed Assets to the Company, and otherwise to carry out the provisions hereof and the transactions contemplated hereby. The Company shall perform and discharge the Assumed Liabilities in accordance with their terms.

          Without limiting the generality of the foregoing and Section 4.1, to the extent that any filings with applicable Governmental Entities are required to assign Business Registered Trademarks to the Company, IMA shall (a) within ten (10) Business Days following the Closing, file (or cause a designated foreign associate to file) a fully-executed copy of the US/Canada Trademark Assignment, and any other agreements, documents and other instruments of transfer required under applicable Laws to effect such assignments, with the applicable Governmental

Entities, and (b) within thirty (30) days following the Closing, obtain confirmation from each applicable Governmental Entity that such US/Canada Trademark Assignment and other such agreements have been recorded. Notwithstanding the foregoing, IMA shall use commercially reasonable efforts to obtain confirmation that the US/Canada Trademark Assignment and all other agreements described above have been recorded as promptly as possible after Closing. In the event that IMA fails to satisfy the obligations set forth in either clause (a) or clause (b) above within the applicable time periods set forth therein, then upon the written request of the Company or PGUS, IMA shall, and it shall cause each of its Affiliates that is a registered owner of such Business Registered Trademarks, promptly to prepare, execute, if required by applicable Law, have notarized or authenticated, and deliver to PGUS for filing with the applicable Governmental Entities, all such agreements, documents and other instruments of transfer, and to the extent required by applicable Law, powers of attorney in favor of PGUS, necessary for PGUS to make filings with Governmental Entities necessary to effect the assignment to the Company of such Business Registered Trademarks. In the event that PGUS elects to make such filings on behalf of IMA, IMA, promptly following receipt of an invoice and reasonable supporting documentation for the same, shall reimburse PGUS for all filings fees and reasonable out-of-pocket expenses incurred by or on behalf of PGUS in connection therewith.

          Section 4.10 [Reserved].

          Section 4.11 Expenses. Each of the parties hereto shall bear its own fees and expenses incurred or owed in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and the negotiations thereof (including any due diligence or other investigation costs relating to such transactions).

          Section 4.12 Confidentiality. Each party hereto will hold, and will cause its Affiliates, Representatives and employees to hold, in strict confidence from any Person (other than any such Affiliate, Representative or employee with a need to know), the terms of this Agreement and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Affiliates, Representatives and employees in connection with this Agreement and the transactions contemplated hereby, including documents and information disclosed prior to the date hereof (collectively, "Confidential Information"); provided, that a party hereto may disclose, or cause its Affiliates, Representatives and employees to disclose, Confidential Information if and to the extent

          (a) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby of Governmental Entities) or by other requirements of Law or, if advised by legal counsel that disclosure is required, as requested by a Governmental Entity having jurisdiction over such party;

          (b) disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder;

          (c) disclosed to (i) the managing underwriter or placement agent for any sale of the securities of the receiving party, and such managing underwriter's or placement agent's Representatives, (ii) the lead lender, arranger, representative or agent for any other financing transaction of the receiving party, and such lender's, arranger's, representative's, or agent's Representatives, (iii) any Person whose voting securities are acquired in a single transaction by the receiving party in such an amount so as to grant Control over such Person to the receiving party and such Person's Representatives, or (iv) any Financial Investor in the receiving party, and such Financial Investor's Representatives; or

          (d) following receipt from the disclosing party of written consent to such disclosure, which consent may not be unreasonably withheld, disclosed to any Strategic Investor or potential acquiror of the receiving party, and the Representatives of either;

provided, that in the case of any disclosure permitted under clause (c) or (d) above, such disclosure shall consist solely of the terms of this Agreement (and not any other Confidential Information) and shall in no event include any schedules (including the Disclosure Schedule) or exhibits to this Agreement; and provided further, that any Person receiving any disclosure pursuant to this
Section 4.12 from a party hereto, or any of such party's Affiliates, Representatives or employees, must be bound by an established legal privilege, or agree in writing, to hold in strict confidence from any other Person (including with respect to disclosure permitted under clauses (c) and (d), any member of an underwriting or lending syndicate, or any Person to whom a portion of such financing is participated or otherwise transferred in connection with such sale or financing, or any Affiliate, shareholder or member of or any investor in such Person) the Confidential Information so disclosed. Notwithstanding anything in this Section 4.12 to the contrary, Confidential Information shall not include any such documents or information that the receiving party can demonstrate were (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (D) developed by employees of the receiving party without knowledge of the documents and information of the other party or any of its Affiliates. The receiving party agrees that it will not, and it will cause each of its Affiliates, Representatives and employees not to, use Confidential Information in any way, for its own account or the account of any third Person, except for the exercise of its rights and performance of its obligations under this Agreement and the other Transaction Agreements. The receiving party shall be jointly and severally liable for any breach by its Affiliates, Representatives and employees of the restrictions set forth in this Agreement.

                                    ARTICLE 5
                                   TAX MATTERS

          Section 5.1 Cooperation. After the Closing, each of the Company, PGUS and IMA shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing necessary information, records and documents relating to the Contributed Assets or the US CD Business. Each of the Company, PGUS and IMA shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

          Section 5.2 Apportioned Obligations. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Contributed Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between the Company and IMA based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the "Post-Closing Tax Period"). IMA shall be liable for the proportionate amount of such Apportioned Obligations attributable to the Pre-Closing Tax Period, and the Company shall be liable for the proportionate amount of such Apportioned Obligations attributable to the Post-Closing Tax Period.

          Section 5.3 Transfer Taxes. All transfer, value-added, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and similar Tax) shall be borne and paid by IMA. The party required by applicable Law to file any Tax Return in respect of any such Transfer Taxes shall file such Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the non-filing party shall join in the execution of any such Tax Returns and other documentation, provided that any costs, fees or other expenses in connection with the foregoing shall be borne by IMA.

          Section 5.4 Tax Payments. Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 5.2 or 5.3, as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under
Section 5.2 or 5.3, as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

          Section 5.5 Transaction Treated as a Contribution. The parties agree that the contribution transactions set forth in this Agreement shall be treated for U.S. federal income tax purposes as contributions of property in exchange for interests in the Company within the meaning of Section 721(a) of the Code.

                                    ARTICLE 6
                                   [RESERVED]

                                    ARTICLE 7
                                 INDEMNIFICATION

          Section 7.1 Indemnification of PGUS. From and after the Closing, IMA shall indemnify PGUS and its Affiliates and the Company (each, a "PGUS Indemnified Party") against and hold each PGUS Indemnified Party harmless from any and all Losses suffered or incurred by any such PGUS Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any breach or inaccuracy of any representation or warranty of IMA contained in this Agreement or in the certificate furnished by IMA under
     Section 2.2(b)(iv);

          (ii) any breach or failure to perform any covenant or agreement of IMA contained in this Agreement;

          (iii) the operation of the US CD Business at any time during the period prior to the Closing (except for Assumed Liabilities);

          (iv) a claim by any third Person that the Company's use or exploitation of the Business Trademarks has infringed or is infringing the intellectual property of such Person;

          (v) any liability of IMA or its Subsidiaries related to an Excluded Asset and any liability that is not an Assumed Liability, including the Excluded Liabilities, including the cost of extinguishing any Permitted Lien or Permitted IP Lien securing any such Excluded Liabilities; and

          (vi) the operation of the Excluded Businesses.

provided that no PGUS Indemnified Party shall be entitled to be indemnified pursuant to clause (i) above unless the aggregate of all Losses for which IMA would, but for this proviso, be liable under clause (i) above or under Section 8.1(i) of the Membership Unit Purchase Agreement or under similar provisions of a purchase or contribution agreement in connection with the sale to PGIO or contribution to Swiss JV of a portion of the CD Business, when taken together with 50% of the aggregate of all Losses for which Unipath Limited ("Unipath") or Inverness Medical Switzerland GmbH ("IMS") would, but for the application of the indemnity threshold set forth in Section 7.1 of the Unipath Purchase Agreement, be liable under Section 7.1(i) thereunder, exceeds on a cumulative basis $3,250,000 (the "IMA Indemnity Threshold"), at which point each PGUS Indemnified Party shall be entitled to be indemnified for the aggregate Losses and not just amounts in excess of the IMA Indemnity Threshold (except that the foregoing proviso shall not apply to any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.15, or to any act of fraud); provided, further, that IMA's aggregate liability pursuant to clause (i) of this
Section 7.1, together with (x) any other liability for indemnification for breach of representation and warranty made by IMA under the Membership Unit Purchase Agreement or under a purchase or contribution agreement in connection with the sale or contribution to Swiss JV of a portion of the CD Business and
(y) 50% of any other liability for indemnification for breach of representation and warranty made by Unipath under Section 7.1(i) of the Unipath Purchase Agreement, shall not exceed $81,250,000.

          Section 7.2 Indemnification of IMA. From and after the Closing, the Company shall indemnify IMA and its Subsidiaries (each, an "IMA Indemnified Party") against and hold each IMA Indemnified Party harmless from any and all Losses suffered or incurred by any such IMA Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any failure to perform any covenant or agreement of the Company contained in this Agreement;

          (ii) the operation of the US CD Business (other than with respect to Excluded Liabilities or Excluded Assets) at any time at and after the Closing; or

          (iii) any Assumed Liability.

          Section 7.3 Indemnification Claims. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.1 or
7.2 in respect of, arising out of or involving, a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of such Third Party Claim (a "Claim Notice"); provided that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents received by the Indemnified Party relating to such Third Party Claim.

          (b) The Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the sole cost and expense of the Indemnifying Party) with counsel selected by the Indemnifying Party; provided that (i) the Indemnifying Party provides the Indemnified Party notice of its election to assume the defense of such Third Party Claim within 15 days of receipt of the applicable Claim Notice, (ii) the Indemnifying Party has the financial resources to pay damages that could reasonably be expected to arise from such Third Party Claim, and (iii) such counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party under this Section 7.3 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this
Section 7.3; provided that (1) if the Indemnified Party reasonably determines, after conferring with its counsel, that it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel (limited to one law firm) to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party, and
(2) the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give the Claim Notice as provided above). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as otherwise provided herein), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party assumes the defense of the Third Party Claim, it will be conclusively established for purposes of this Agreement and the Purchase Agreement that the claims made in that Third Party Claim are within the scope and subject to indemnification pursuant to this Article 7. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the

Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. The indemnification required by
Section 7.1 or 7.2, as the case may be, shall be made by prompt payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the indemnifiable Loss is incurred. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties hereto reasonably necessary for such defense or prosecution shall reasonably cooperate in the defense or prosecution thereof, which cooperation shall include (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with such Third Party Claim; provided that, without the Indemnified Party's consent, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Third Party Claim. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

          (c) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party); provided that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.

          Section 7.4 Survival. All representations, warranties, covenants and agreements of IMA shall survive the execution and delivery hereof and the Closing hereunder. Except for those representations and warranties (x) in Sections 3.1, 3.2, 3.3, 3.8, 3.9 (the first sentence thereof only) and 3.25, all of which representations and warranties shall survive without limitation, and
(y) in Sections 3.12, 3.14 and 3.21, all of which shall survive for the applicable statute of limitations, all representations and warranties of IMA shall terminate and expire with respect to any theretofore unasserted claim, on the second anniversary of the Closing Date.

          Section 7.5 Sole and Exclusive Remedy. The sole and exclusive remedy of an Indemnified Party with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in Article 5 hereof, this
Article 7, and without duplication, Articles 6 and 8 of the Membership Unit Purchase Agreement; provided that nothing in this Section 7.5 will prohibit claims made by an Indemnified Party for equitable relief, common law fraud and intentional misrepresentation.

                                    ARTICLE 8
                               GENERAL PROVISIONS

          Section 8.1 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 8.1:

          if to PGUS:

          Procter & Gamble RHD, Inc.
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          with a copy (which shall not constitute notice) to:

          Covington & Burling LLP
          1330 Avenue of the Americas
          New York, New York 10019
          Attention: Scott F. Smith
          Facsimile: 646-441-9056

          if to IMA:

          Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

          with a copy (which shall not constitute notice) to:

          Goodwin Procter LLP
          Exchange Place
          Boston, MA 02109
          Attention: Scott F. Duggan
          Facsimile: 617-523-1231

          if to the Company:

          US CD LLC
          c/o The Procter & Gamble Company

          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          with a copy (which shall not constitute notice) to:

          Procter & Gamble RHD, Inc.
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202
          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          with a copy (which shall not constitute notice) to:

          Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

          Section 8.2 Definitions. The following capitalized terms have the following meanings:

          "Affiliate" means, with respect to any Person, a Person who is an "affiliate" of such first Person within the meaning of Rule 405 under the Securities Act. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls 50% or more of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation); provided that solely for purposes of this Agreement, the Company shall not be deemed to be an "Affiliate" of any party hereto (or such parties' other Affiliates).

          "Business Contract" means any Contract arising or resulting primarily from or related primarily to the US CD Business except for an Excluded Contract.

          "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

          "Business Registered Trademarks" means any and all Business Trademarks to the extent consisting of registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Constitutive Documents" means (a) with respect to a Person that is a corporation, such Person's certificate or articles of incorporation and by-laws,
(b) with respect to a Person that is a limited liability company, such Person's certificate of formation and operating or limited liability company agreement,
(c) with respect to a Person that is a partnership, such Person's partnership agreement, (d) with respect to a Person that is a trust, such Person's trust instrument or agreement, and (e) with respect to a Person that is a legal entity (including one of the type described in clauses (a) through (d)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (a) through this clause (e).

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

          "Contract" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.

          "Control" means, when used with respect to any intellectual property right or other intangible property, and only in such case, the possession or right of use (whether by license or ownership, or by control over a Subsidiary having possession or right of use by license or ownership) by a Person of the ability to grant to the other Person access, right of use or a license or sublicense as provided herein without violating the terms of any written contract with any third party.

          "Environmental Law" means any applicable Law and legally binding administrative or judicial interpretations thereof relating to (a) pollution, the protection of the environment (including indoor and outdoor air, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), natural resources or health and safety or (b) the exposure to, or the manufacture, handling, use, emission, storage, recycling, treatment, generation, discharge, transportation or disposal of, the release or threatened release of, or the removal or remediation of Hazardous Materials.

          "Financial Investor" means an investor, other than an operating company or a Subsidiary, division, unit or business segment of an operating company engaged primarily in investing activities, that purchases the equity securities of another Person, whether or not such purchases or equity securities are registered under the Securities Act, based on the prospect of financial gain.

          "First Check Diagnostics Business" means the business of First Check Diagnostics that was acquired by IMA or a Subsidiary thereof, the consumer diagnostics portion of which is subject to the provisions of Section 12.2(a)(ii) of the Shareholder Agreement.

          "Governmental Entity" means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.

          "Hazardous Materials" means, whether alone or in combination, any and all materials (including substances, chemicals, compounds, mixtures, products or byproducts, wastes, pollutants and contaminants) that are (a) listed, identified, licensed, prohibited, controlled, or regulated pursuant to Environmental Law; (b) identified or classified as "hazardous," "toxic," "dangerous," "pollutant," "contaminant," "explosive," "corrosive," "flammable," "radioactive," "reactive" or "special waste"; (c) oils, petroleum, petroleum products, wastes or byproducts, asbestos or asbestos containing materials, nuclear materials, lead-based paint, polychlorinated biphenyls, urea formaldehyde or explosives; or that could at some level require investigation, risk assessment, monitoring, removal, treatment or remediation or otherwise give rise to liability under any Environmental Law.

          "IMA Facilities" means those manufacturing facilities owned, operated or leased by IMA or its Subsidiaries that are used in the production of products.

          "IMA Transition Services Agreement" means that certain IMA Transition Services Agreement, dated as of the date hereof, between IMA and Swiss JV.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (b) all obligations (except for trade payables) of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (i) all obligations of such Person as an account party in respect of letters of credit and banker's acceptances, (j) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (k) all obligations of such Person pursuant to any deferred compensation agreements and (l) any Contingent Obligation of such Person.

          "Indemnified Party" means either a PGUS Indemnified Party or a IMA Indemnified Party.

          "Indemnifying Party" means (i) with respect to a claim for indemnification pursuant to Section 7.1, IMA; and (ii) with respect to a claim for indemnification pursuant to Section 7.2, the Company.

          "Intellectual Property" means any or all of the following (in each case in any domestic or foreign jurisdiction): (a) patents (including utility patents, petty patents, design patents and certificates of invention) and applications therefor (including provisional, non-provisional, converted provisional and continued prosecution applications) and all reissues, reexaminations, revalidations, divisionals, renewals, extensions or restorations (including any supplementary protection certificate and the like), provisionals, continuations and continuations-in-part thereof; (b) inventions, discoveries and ideas (whether patentable or not), (c) trade secrets, proprietary information, know how, confidential information, technology, technical data, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any Person; (d) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, and writings and other works that are the subject matter of such copyrights; (e) trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing, and the registrations and applications for registration of any of the foregoing; (f) databases and data collections and all rights therein; (g) computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded and
(h) Web addresses, sites and domain names.

          "Knowledge" means, in the case of IMA actual knowledge of the employees listed in Section 8.2(a) of the Disclosure Schedule assuming each such employee has the knowledge that an employee in a similar position would reasonably be expected to have.

          "Losses" means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors, consultants, investigators and other experts and other expenses of litigation).

          "Material Adverse Effect" means any change, circumstance, development, state of facts, event or effect (a) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise), or results of operations of the US CD Business other than (i) changes, circumstances, developments, state of facts, events or effects that affect the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or economic conditions that, in each case, generally affect the industries in which the US CD Business operates, (iii) acts of war or terrorism or natural disasters, provided that in the case of clauses (ii) and
(iii) above, the US CD Business is not disproportionately affected by such changes, circumstances, developments, state of facts, events or effects as compared to the industries in which it operates, taken as a whole; or (b) that could reasonably be expected to have a material adverse effect on IMA's ability to perform its obligations under this Agreement and the other Transaction Agreements.

          "Members" means PGUS and IMA and all other Persons who become members of the Company in accordance with the terms of the Limited Liability Company Agreement, and the term "Member" shall mean any of them.

          "Membership Interest" shall mean a Member's entire interest in the Company, including (a) the Percentage Interest now or hereafter owned by it; (b) its share in any Net Profit, Net Loss (each as defined in the Limited Liability Company Agreement) and any distributions of the Company; and (c) its right to participate the management of the Company or any other decision of the Members pursuant to the Limited Liability Company Agreement.

          "Membership Units" has the meaning ascribed to it in the Limited Liability Company Agreement.

          "Option Agreement" means the Option Agreement, dated as of the date hereof, among the Company, Swiss JV, IMA, PGUS, Procter & Gamble International Operations, SA ("PGIO"), and IMS.

          "Percentage Interest" shall mean a Member's aggregate economic percentage interest in the Company as set forth on Schedule I to the Limited Liability Company Agreement as each such percentage may be adjusted from time to time in accordance with the Limited Liability Company Agreement.

          "Permitted IP Liens" means those Liens with respect to Business Trademarks as set forth on Schedule 3.12(a).

          "Permitted Liens" means the following, to the extent not securing
Indebtedness: (a) statutory Liens for Taxes not yet due or payable; (b) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (c) Liens incurred in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security; and (d) Liens set forth in the terms of any Business Contract (except for any Lien securing Indebtedness) that do not detract the value of, or impair the use of, such Business Contract.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.

          "Product" means each human diagnostics and monitoring product that is being formulated, developed, manufactured, packaged, tested, marketed, distributed or sold by or on behalf of IMA, in each case, as part of the US CD Business.

          "Product Agreement" means that certain Product Agreement, dated as of the date hereof, between Swiss JV and IMA.

          "Representatives" means, with respect to a Person, such Person's legal and internal and independent accounting advisors and representatives.

          "Shareholder Agreement" means the Shareholder Agreement, dated of even date herewith, among Swiss JV, IMS and PGIO.

          "Strategic Investor" means, with respect to any Person, an operating company or a Subsidiary of an operating company that (whether directly or through one or more Subsidiaries) (a) conducts business in the same industry as that in which such Person conducts business (or in an industry functionally related to the industry in which such Person conducts business) that purchases the equity securities of such Person in one or more strategic transactions, or
(b) develops, manufactures, licenses or sells products, services or technology that are of key importance to, or are reasonably likely in the future to be of key importance with respect to, a strategic transaction involving the purchase of equity securities of such Person, in each case whether or not such purchases or equity securities are registered under the Securities Act.

          "Subsidiary" means, with respect to any Person, is an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries.

          "Swiss Agreements" means the Amended and Restated Asset Purchase Agreement, dated as of the date hereof, by and among IMS, PGIO and Swiss JV, and the Amended and Restated Contribution Agreement, dated as of the date hereof, by and among IMS, PGIO and Swiss JV.

          "Swiss JV" means SPD Swiss Precision Diagnostics GmbH, or its successor.

          "Tax" means: (a) any United States federal, state, local and foreign income, profits, excise, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, value added, recording, registration, intangible, documentary, goods and services, real estate, franchise, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority; (b) any interest, additions to tax, or penalties applicable or related thereto and (c) any amount described in clause
(a) or (b) for which a Person is liable as a successor or transferee, or by Contract, indemnity or otherwise.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

          "Third Party Claim" means any Legal Proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under
Article 7.

          "Trademarks" means trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing, and the registrations and applications for registration of any of the foregoing.

          "Transaction Agreements" means, collectively, this Agreement, the Membership Unit Purchase Agreement, the Limited Liability Company Agreement and the Option Agreement.

          "UK Newco" means SPD Development Company Limited.

          "Unipath Purchase Agreement" means that certain Asset Purchase Agreement dated as of the date hereof by and among Unipath, UK Newco, Swiss JV, IMS and PGIO.

          Section 8.3 Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "or" is not exclusive and "include," "includes" and "including" are not limiting; (b) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date hereof" refers to the date of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, and all exhibits, appendices, schedules or other attachments thereto; (g) references to a Person are also to its permitted successors and assigns; (h) references to an "Article," "Section," "Clause," "Exhibit" or "Schedule" refer to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement; (i) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (j) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement; and (k) references to monetary amounts shall be denominated in United States Dollars.

          Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          Section 8.5 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

          Section 8.6 Entire Agreement. The Transaction Agreements contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, with respect to the transactions contemplated thereby.

          Section 8.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.

          Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

          Section 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 8.10 Arbitration. (a) In the event that a material dispute relating to this Agreement arises between the parties, good faith discussions and negotiations shall be conducted by a designated management representative of each party to resolve such dispute. If such representatives are unable to resolve the dispute within 10 Business Days after the initial request for negotiations at this level, then the matter shall be referred to the most senior executive officer of each of party, who shall attempt, through good faith negotiations and discussions, to resolve the dispute within five Business Days immediately following such initial 10 Business Day period. If the dispute is not resolved within the aforementioned five Business Day period, then the matter may be submitted for binding arbitration as provided in Section 8.10(b). This
Section 8.10(a) shall not apply to or limit the right of a party to seek a temporary restraining order or other provisional or permanent remedy to preserve the status quo or to prevent irreparable harm.

          (b) Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, that has not been resolved in accordance with Section 8.10(a) shall be settled by binding arbitration in the following manner:

          (i) If a party intends to commence arbitration to resolve a dispute arising under this Agreement, such party shall provide written notice (the "Arbitration Request") to the other party of such intention and the issues for resolution. Within one Business Day after the receipt of the Arbitration Request, the other party may, by written notice, add additional issues for resolution, provided that such issues are eligible for arbitration under this Section 8.10(b).

          (ii) Arbitration shall be held in the City of New York under the CPR Rules for Non-Administered Arbitration. The arbitration shall be conducted by three arbitrators who are knowledgeable in the subject matter at issue in the dispute. One arbitrator will be selected by PGUS, one arbitrator will be selected by IMA, and the third arbitrator will be selected by mutual agreement of the two arbitrators selected by the parties. Each party shall submit to such arbitrators its proposed ruling and remedy for each issue that is the subject of arbitration. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. Any such award and decision shall reflect the proposed ruling and remedy of one of the parties as to each disputed issue. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrators shall also be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the parties (except for any other remedies set forth in this Agreement). The arbitrators may proceed to an award, notwithstanding the failure of either party to participate in the proceedings. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

          Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          Section 8.12 Nonassignable Contracts. (a) In the event that the transactions contemplated by this Agreement involve the assignment of rights under any contract, agreement, license, claim, or of other rights, assets, or property, which are nonassignable without the consent, authorization or approval of the other party or parties thereto or any other third party (a "Nonassignable Contract"), and such consent, authorization or approval shall not have been obtained by IMA prior to the Closing Date, then, notwithstanding anything in this Agreement to the contrary (and without relieving IMA of any liability or obligation it may have under this

Agreement), any such Nonassignable Contract shall not be assigned (except any rights to receive payments thereunder) until all such necessary consents, authorizations and approvals with respect to such Nonassignable Contract shall have been obtained, whereupon IMA shall, without further consideration, promptly assign or cause the assignment of same to the Company.

          (b) Until such time, if any, as all the necessary consents, authorizations and approvals shall have been obtained for the assignment of a Nonassignable Contract, IMA, at its own expense, shall retain, preserve and hold in trust for the sole benefit of the Company all rights, interests and claims with respect to such Nonassignable Contract from and after the Closing Date. IMA shall use commercially reasonable efforts to obtain such consents, authorizations and approvals and shall, at the request of PGUS or the Company, use commercially reasonable efforts to take such actions, enter into such arrangements and do or cause to be done such things, as shall be reasonably requested by PGUS or the Company to provide, make available and secure for the Company's benefits all of the funds, income and payments that would have inured to the Company upon an outright assignment of such Nonassignable Contract to the extent permitted by Law and by contract. Except as provided by Law or the Nonassignable Contract in question, the performance obligations of IMA under such Nonassignable Contract as shall arise both (x) exclusively in respect of periods from and after the date on which the aforesaid funds are so made available thereunder and (y) exclusively in connection with the exploitation of such funds by the Company, shall be deemed to be sublicensed or subcontracted to the Company but only until such time (if any) as the rights under such Nonassignable Contract have been effectively assigned to the Company. IMA shall pay over to the Company any amounts received by them after the Closing Date in respect of any Nonassignable Contract, and the Company shall pay over to IMA any amounts paid, or expenses incurred, by them in performing any Nonassignable Contract after the Closing Date.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

                                        INVERNESS MEDICAL INNOVATIONS, INC.


                                        By: /s/ Ron Zwanziger
                                            ------------------------------------
                                        Name: Ron Zwanziger
                                        Title: President and Chief Executive
                                               Officer


                                        PROCTER & GAMBLE RHD, INC.


                                        By: /s/ Clayton C. Daley, Jr.
                                            ------------------------------------
                                        Name: Clayton C. Daley, Jr.
                                        Title: Director


                                        US CD LLC


                                        By: /s/ Clayton C. Daley, Jr.
                                            ------------------------------------
                                        Name: Clayton C. Daley, Jr.
                                        Title: Director and Vice President

                  [Signature Page to US Contribution Agreement]